Exhibit 99.1

Eagle Bancorp Montana Earns $605,000 in Fourth Fiscal Quarter and $2.2 Million in Fiscal 2012; Declares Regular Quarterly Cash Dividend

HELENA, Montana--(BUSINESS WIRE)--July 24, 2012--Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of American Federal Savings Bank, today reported its earnings increased 26% to $605,000, or $0.15 per diluted share, in the fourth fiscal quarter ended June 30, 2012, compared to $482,000, or $0.12 per diluted share, in the fourth quarter a year ago. In the quarter ended March 31, 2012 it earned $658,000, or $0.17 per diluted share. In fiscal 2012 Eagle earned $2.2 million, or $0.56 per diluted share, compared to $2.4 million, or $0.62 per diluted share, in fiscal 2011.

The Company also announced its board of directors has declared a regular quarterly cash dividend of $0.07125 per share payable August 24, 2012 to shareholders of record on August 3, 2012.

“For the past two years we have explored several growth opportunities in our markets and surrounding areas. The highlight of the year so far is our definitive agreement to purchase seven branch banking locations from Sterling Savings Bank, a wholly-owned subsidiary of Sterling Financial Corporation (NASDAQ: STSA), which we announced on July 2, 2012,” said Peter J. Johnson, President and CEO. “The transaction will more than double our franchise to 13 branches and extends our branch network throughout Southern Montana. It will provide our existing customers with added convenience and service and our new customers with the opportunity to enjoy the outstanding personalized service and commitment of a Montana-based community bank.”

Of the seven branches being acquired six are in new markets for Eagle, including two in Missoula, one in Billings, and one each in Hamilton, Livingston and Big Timber. The seventh is in Bozeman where Eagle already has a presence.

Fourth Quarter Fiscal 2012 Highlights

  Eagle earned $605,000 or $0.15 per diluted share, in the fourth quarter of fiscal 2012 compared to $658,000, or $0.17 per diluted share in the preceding quarter and $482,000, or $0.12 per diluted share in the fourth quarter of fiscal 2011.
  Net interest margin was 3.51% in the fourth quarter, compared to 3.73% in the preceding quarter and 3.71% in the fourth quarter a year ago.
  Nonperforming assets were $5.6 million, or 1.70% of total assets at June 30, 2012, compared to $5.4 million, or 1.62% of total assets three months earlier and $4.1 million, or 1.24% of total assets a year ago.
  Nonperforming loans totaled $3.2 million, or 1.83% of total loans at June 30, 2012 compared to $3.5 million, or 1.95% of total loans three months earlier and $2.9 million, or 1.57% of total loans a year ago.
  Total deposits increased 5.16% year-over-year to $220.0 million.
  Capital ratios remain strong with a Tier 1 leverage ratio of 17.22%.
  Declared regular quarterly cash dividend of $0.07125 per share.

Balance Sheet Results

“Demand for new loans has been modest and as a result the total loan portfolio contracted compared to a year ago,” said Johnson. “Loan payoffs have also been a contributing factor to the contracting loan portfolio.” Total loans declined 6.30% to $175.5 million at June 30, 2012 compared to $187.3 million at June 30, 2011. Commercial real estate loans remained relatively unchanged at $64.7 million compared to a year earlier and residential mortgage loans decreased 11.9% to $61.7 million compared to $70.0 million a year earlier. Commercial loans increased 45.2% to $15.3 million and home equity loans decreased 14.8% to $23.7 million compared to a year ago.

Total deposits increased 5.16% to $220.0 million at the end of June compared to $209.2 million a year ago. Checking and money market accounts represent 44.6% of total deposits, savings accounts represent 18.5% of total deposits, and CDs comprise 36.9% of the total deposit portfolio at June 30, 2012. Eagle had no brokered deposits at the end of June.

Total assets were $327.3 million at June 30, 2012, compared to $331.1 million a year earlier. Shareholders’ equity was $53.7 million at June 30, 2012, compared to $52.5 million a year ago and the tangible book value increased to $13.83 per share at June 30, 2012, compared to $13.39 per share a year ago.

Credit Quality

“The overall trend in credit quality has stabilized, with nonaccrual loans dropping significantly and very little new loans moved into delinquency status as of June 30, 2012,” said Clint Morrison, SVP and CFO. “During the fourth quarter we restructured several loans or moved them to OREO. As a result, restructured loans totaled $1.40 million during the fourth quarter.”

Nonperforming loans (NPLs) were $3.2 million, or 1.83% of total loans at June 30, 2012, compared to $3.5 million, or 1.95% of total loans, three months earlier, and $2.9 million, or 1.57% of total loans, a year ago. Other real estate owned (OREO) and other repossessed assets totaled $2.4 million at June 30, 2012 compared to $1.9 million three months earlier and $1.2 million a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, totaled $5.6 million, or 1.70% of total assets, at June 30, 2012, compared to $5.4 million, or 1.62% of total assets in the preceding quarter, and $4.1 million, or 1.24% of total assets, a year ago.

Eagle’s fourth quarter provision for loan losses was $260,000, compared to $258,000 in the preceding quarter and $155,000 in the fourth quarter a year ago. Net charge offs were $335,000 in the fourth quarter compared to net charge offs of $58,000 in the preceding quarter and $6,000 in the fourth quarter a year ago. For fiscal 2012 the provision for loan losses totaled $1.1 million compared to $948,000 for fiscal 2011. The allowance for loan losses now stands at $1.63 million, or 0.93% of total loans at March 31, 2012, compared to $1.70 million, or 0.95% of total loans at March 31, 2012, and $1.80 million, or 0.96% of total loans a year ago.

Operating Results

“The net interest margin contracted again during the quarter as asset yields continued to decline with interest rates reaching historic lows,” said Morrison. The net interest margin was 3.51% in the fourth quarter, compared to 3.73% in the preceding quarter and 3.71% in the fourth quarter a year ago. Funding costs for the fourth quarter of fiscal 2012 decreased 13 basis points compared to the previous quarter and asset yields decreased 34 basis points compared to the previous quarter. In fiscal 2012 the net interest margin improved six basis points to 3.68% compared to 3.62% in fiscal 2011.

Net interest income before the provision for loan loss was $2.58 million in the fourth quarter of fiscal 2012, compared to $2.76 million in the preceding quarter and $2.77 million in the fourth quarter a year ago. For the fiscal year, the net interest income before the provision for loan loss was $10.93 million, compared to $10.87 million in fiscal year 2011.

Noninterest income increased 56.0% to $1.23 million, compared to $786,000 in the fourth quarter a year ago. In the third quarter of fiscal 2012 noninterest income was $1.30 million. In fiscal 2012 noninterest income was $4.17 million compared to $4.62 million in fiscal 2011.

Largely due to increased mortgage refinance activity recently resulting from the low interest rate environment, Eagle’s third quarter net gain on the sale of loans increased to $534,000 compared to $522,000 in the preceding quarter and $225,000 in the fourth quarter a year ago. However, for all of fiscal 2012 the net gain on the sale of loans decreased 22.5% to $1.70 million, compared to $2.19 million in fiscal 2011 when mortgage loan activity was at its peak.

In the fourth quarter of fiscal 2012 noninterest expense was $2.79 million, compared to $2.91 million in the preceding quarter and $2.71 million in the fourth quarter a year ago. In fiscal 2012 noninterest expense totaled $11.03 million compared to $11.09 million in fiscal 2011. Consulting fees increased substantially to $528,000 in fiscal 2012 compared to $180,000 in fiscal 2011, largely due to costs associated with the previously announced definitive agreement to purchase seven branch banking locations from Sterling Savings Bank and other acquisition studies.

Eagle’s fourth quarter return on average equity (ROAE) was 4.46% compared to 4.88% in the preceding quarter and 3.81% in the fourth quarter a year ago. Return on average assets (ROAA) was 0.74% in the fourth quarter compared to 0.80% in the preceding quarter and 0.58% in the fourth quarter a year ago. In fiscal 2012, Eagle’s ROAE was 4.06% compared to 4.50% in fiscal 2011 and its ROAA was 0.66% compared to 0.73% in fiscal 2011.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 17.22% at June 30, 2012. “When we complete our acquisition of the seven branches from Sterling Savings Bank, our Tier 1 leverage ratio should be approximately 10.80%, still high enough to be considered well capitalized by our regulators,” Johnson concluded.

About the Company

Eagle Bancorp Montana, Inc. is the stock holding company of American Federal Savings Bank. American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle Bancorp Montana, Inc. commenced operations on April 5, 2010 following the conversion of Eagle Financial MHC and the sale of Eagle Bancorp Montana, Inc. stock. Eagle's common stock trades on the NASDAQ Global Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	June 30,	March 31,	June 30,
	2012	2012	2011

Assets:
Cash and due from banks	$3,534	$3,889	$2,703
Interest-bearing deposits with banks	16,280	6,714	1,837
Federal funds sold	-	5,001	5,000
Total cash and cash equivalents	19,814	15,604	9,540
Securities available-for-sale, at market value	89,277	94,019	102,700
FHLB stock, at cost	2,003	2,003	2,003
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	10,613	11,885	1,784
Loans:
Residential mortgage (1-4 family)	61,671	63,225	70,003
Commercial loans	15,343	15,014	10,564
Commercial real estate	64,672	65,820	64,701
Construction loans	1,455	1,935	5,020
Consumer loans	8,778	8,798	9,343
Home equity	23,709	24,336	27,816
Unearned loan fees	(164)	(145)	(176)
Total loans	175,464	178,983	187,271
Allowance for loan losses	(1,625)	(1,700)	(1,800)
Net loans	173,839	177,283	185,471
Accrued interest and dividends receivable	1,371	1,451	1,558
Mortgage servicing rights, net	2,218	2,135	2,142
Premises and equipment, net	15,561	15,700	16,151
Cash surrender value of life insurance	9,172	9,101	6,900
Real estate and other assets acquired in settlement of loans, net of allowance for losses
	2,361	1,872	1,181
Other assets	915	960	1,508
Total assets	$327,299	$332,168	$331,093

Liabilities:
Deposit accounts:
Noninterest bearing	23,425	24,353	19,052
Interest bearing	196,564	195,801	190,134
Total deposits	219,989	220,154	209,186
Accrued expense and other liabilities	5,809	4,652	3,371
Federal funds purchased	-	-	-
FHLB advances and other borrowings	42,696	48,746	60,896
Subordinated debentures	5,155	5,155	5,155
Total liabilities	273,649	278,707	278,608

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized,
none issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,878,971; 3,878,971; and 3,918,687 outstanding at June 30, 2012, March 31, 2012 and June 30, 2011, respectively

	41	41	41
Additional paid-in capital	22,112	22,111	22,110
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,556)	(1,598)	(1,722)
Treasury stock, at cost (204,156; 204,156; and 164,440 shares at June 30, 2012, March 31, 2012, and June 30, 2011, respectively)

	(2,210)	(2,210)	(1,796)
Retained earnings	32,990	32,661	31,918
Accumulated other comprehensive gain	2,273	2,456	1,934
Total shareholders' equity	53,650	53,461	52,485
Total liabilities and shareholders' equity	$327,299	$332,168	$331,093

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	June 30	March 31	June 30	June 30	June 30
	2012	2012	2011	2012	2011
Interest and dividend Income:
Interest and fees on loans	$2,535	$2,744	$2,785	$10,884	$11,279
Securities available-for-sale	715	778	899	3,192	3,653
Interest on deposits with banks	4	4	6	17	21
Total interest and dividend income	3,254	3,526	3,690	14,093	14,953
Interest Expense:
Interest expense on deposits	252	260	302	1,074	1,392
Advances and other borrowings	398	481	593	1,994	2,502
Subordinated debentures	24	25	22	94	186
Total interest expense	674	766	917	3,162	4,080
Net interest income	2,580	2,760	2,773	10,931	10,873
Provision for loan losses	260	258	155	1,101	948
Net interest income after provision for loan losses	2,320	2,502	2,618	9,830	9,925

Noninterest income:
Service charges on deposit accounts	161	141	180	672	733
Net gain on sale of loans	534	522	225	1,695	2,187
Mortgage loan servicing fees	225	214	227	891	830
Net gain on sale of available-for-sale securities	209	115	19	490	19
Net gain (loss) on sale of OREO	6	(12)	-	(6)	(2)
Net gain (loss) on fair value hedge-FASB ASC 815	(137)	94	-	(417)	198
Other income	228	230	135	849	658
Total noninterest income	1,226	1,304	786	4,174	4,623

Noninterest expense:
Salaries and employee benefits	1,335	1,367	1,208	5,072	4,948
Occupancy and equipment expense	348	350	341	1,380	1,346
Data processing	155	170	110	611	568
Advertising	214	92	150	568	524
Amortization of mortgage servicing fees	161	201	125	629	1,158
Federal insurance premiums	50	51	64	187	257
Postage	37	23	27	123	123
Legal, accounting and examination fees	79	71	87	342	363
Consulting fees	78	55	86	528	180
Provision for valuation loss on OREO	4	165	140	169	201
Other	332	361	375	1,425	1,414
Total noninterest expense	2,793	2,906	2,713	11,034	11,082

Income before provision for income taxes	753	900	691	2,970	3,466
Provision for income taxes	148	242	209	792	1,056
Net income	$605	$658	$482	$2,178	$2,410

Basic earnings per share	$0.16	$0.18	$0.12	$0.59	$0.62
Diluted Earnings per share	$0.15	$0.17	$0.12	$0.56	$0.62
Weighted average shares outstanding (basic EPS)
	3,720,651	3,716,480	3,869,139	3,725,002	3,892,141
Weighted average shares outstanding (diluted EPS)
	3,924,807	3,920,636	3,908,187	3,918,566	3,901,902

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	June 30,	March 31,	June 30,
	2012	2012	2011
Asset Quality:
Nonaccrual loans	$1,814	$3,286	$2,939
Loans 90 days past due	-	-	-
Restructured loans, net	1,404	213	-
Total nonperforming loans	3,218	3,499	2,939
Other real estate owned and other repossed assets, net	2,361	1,872	1,181
Total nonperforming assets	$5,579	$5,371	$4,120
Nonperforming loans / portfolio loans	1.83%	1.95%	1.57%
Nonperforming assets / assets	1.70%	1.62%	1.24%
Allowance for loan losses / portfolio loans	0.93%	0.95%	0.96%
Allowance / nonperforming loans	50.50%	48.59%	61.25%
Gross loan charge-offs for the quarter	$346	$63	$9
Gross loan recoveries for the quarter	$11	$5	$3
Net loan charge-offs for the quarter	$335	$58	$6

Capital Data (At quarter end):
Book value per share	$13.83	$13.78	$13.39
Shares outstanding	3,878,971	3,878,971	3,918,687

Profitability Ratios (For the quarter):
Efficiency ratio*	71.16%	69.12%	73.26%
Return on average assets	0.74%	0.80%	0.58%
Return on average equity	4.46%	4.88%	3.81%
Net interest margin	3.51%	3.73%	3.71%

Profitability Ratios (Year-to-date):
Efficiency ratio*	70.82%	70.29%	68.98%
Return on average assets	0.66%	0.63%	0.73%
Return on average equity	4.06%	3.92%	4.50%
Net interest margin	3.68%	3.73%	3.62%

Other Information
Average total assets for the quarter	$328,350	$330,072	$330,531
Average total assets year to date	$331,161	$332,175	$331,615
Average earning assets for the quarter	$293,934	$295,643	$298,712
Average earning assets year to date	$297,174	$298,336	$300,110
Average loans for the quarter **	$184,076	$190,561	$188,614
Average loans year to date **	$188,502	$189,978	$185,223
Average equtiy for the quarter	$54,209	$53,893	$50,591
Average equity year to date	$53,675	$53,479	$53,540
Average deposits for the quarter	$219,398	$214,270	$211,023
Average deposits year to date	$214,490	$212,951	$205,754

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

CONTACT:
Eagle Bancorp Montana, Inc.
Peter J. Johnson, President and CEO, 406-457-4006
or
Clint J. Morrison, SVP and CFO, 406-457-4007